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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-106401 of Cousins Properties Incorporated on Form S-3 of our reports dated February 14, 2003 (which reports express unqualified opinions and include an explanatory paragraph relating to the impact of the adoption of Statements of Financial Accounting Standard No. 133 and No. 144) appearing in and incorporated by reference in the Annual Report on Form 10-K of Cousins Properties Incorporated for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                             /s/ Deloitte & Touche LLP



Atlanta, Georgia
July 8, 2003